Exhibit 23.2

KPMG LLP New Jersey Headquarters 51 John F. Kennedy Parkway Short Hills, NJ 07078-2702

Consent of Independent Registered Public Accounting Firm

The Board of Directors
 Bristol-Myers Squibb Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of Bristol-Myers Squibb Company of our reports dated February 26, 2019, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2018, the related consolidated financial statement schedule, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the Form 8-K of Bristol-Myers Squibb Company dated March 8, 2019.

Our report dated February 26, 2019 on the consolidated financial statements refers to the Company’s adoption on a prospective basis of FASB Accounting Standards Update No. 2016-01, “Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” and Accounting Standards Update No. 2018-03, “Technical Corrections and Improvements to Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities" which requires accounting for certain equity investments and financial liabilities under the fair value option with changes in fair value recognized in Net income. The Company recognized a cumulative effect adjustment of $731 million to Retained Earnings on January 1, 2018 due to the adoption of these new accounting standards.

Short Hills, New Jersey
November 25, 2019

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